Exhibit 10.1

AMENDMENT NO. 1

to

EMPLOYMENT AGREEMENT

(Farmer Bros. Co. / Laverty)

                The Employment Agreement (“Agreement”) dated June 2, 2006 between FARMER BROS. CO. (“Company”), and  ROGER M. LAVERTY III (“Laverty”) is amended as set forth below, effective at the commencement of the Company’s 2007 Annual Meeting of Stockholders:

                1.             Section 3 is amended to read it its entirety as follows:

“3.           Duties:  Commencing at the start of the Company’s 2007 Annual Meeting of Stockholders, Laverty shall serve as President and Chief Executive Officer of the Company, reporting to the Board of Directors (“Board”) and, subject to the oversight and control of the Board, shall have the powers, general duties and responsibilities typically vested in a chief executive officer, including without limitation the lead responsibility for the development and implementation of the Company’s strategic plans, and, unless delegated by the Board to another executive officer, primary responsibility for the development and implementation of operating plans and day-to-day overall management of the Company’s business.  In addition to his general duties and responsibilities, Laverty shall also perform such other duties as are directed by the Board and are consistent with his position.  Laverty shall devote to the Company’s business substantially all of his working time.  The foregoing notwithstanding, Laverty may continue to serve as a director of First Coastal Bank or its successor so long as such service does not, in the reasonable judgment of the Board, adversely affect the Company.  Service as a director or equivalent of other for-profit organizations shall require approval of the Board.”

                2.             The second sentence of Section 3 is amended to read:

“The Target Award shall be such amount as the Compensation Committee shall determine.”

                3.             The second sentence of Section 5 is amended to read:

“For the avoidance of doubt, Laverty’s benefit package includes use of a Company car or an equivalent car allowance and twenty-five (25) days paid vacation days per year on the conditions set forth in the Company’s vacation policy.”

                4.             In all other respects, the June 2, 2006 Employment Agreement is ratified and approved.

Dated: December 5, 2007	FARMER BROS. CO.

	by:	/s/ Guenter W. Berger
Guenter W. Berger
Chairman and CEO

Dated: December 5, 2007		/s/ Roger M. Laverty III
Roger M. Laverty III